Exhibit 99.2

FLEXFIN, LLC

FINANCIAL STATEMENTS

SEPTEMBER 30, 2023 AND 2022

FLEXFIN, LLC

TABLE OF CONTENTS

SEPTEMBER 30, 2023

Page

Independent Auditor’s Report	1-2

Financial Statements

Balance Sheets	3
Statements of Income and Members’ Equity	4
Statements of Cash Flows	5
Notes to the Financial Statements	6-10

i

INDEPENDENT AUDITORS’ REPORT

To the Members

FlexFIN, LLC

New York, New York

Unqualified Opinion

We have audited the accompanying financial statements of FlexFIN, LLC (a Delaware limited liability company) which comprise the balance sheets as of September 30, 2023 and 2022 and the related statements of income and members equity and cash flows for the years then ended, and the related notes to the financial statements.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of FlexFIN, LLC as of September 30, 2023 and 2022 and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Unqualified Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of FlexFIN, LLC and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our unqualified audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about FlexFIN, LLC’s ability to continue as a going concern for one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of FlexFIN, LLC’s internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about FlexFIN, LLC’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control–related matters that we identified during the audit.

CERTIFIED PUBLIC ACCOUNTANTS

Great Neck, New York

December 6, 2023

FLEXFIN, LLC

BALANCE SHEETS

	SEPTEMBER 30,
	2023	2022

ASSETS

Current Assets:
Cash in bank (Note 2) (Page 5)	$-	$20,635
Restricted inventory (Notes 1, 2 and 3)	38,870,710	47,137,774
Prepaid expenses	-	9,460

TOTAL ASSETS	$38,870,710	$47,167,869

LIABILITIES AND MEMBERS’ EQUITY

Current Liabilities:
Due to related parties (Note 4)	$168,153	$11,754
Option extension fees received in advance	88,284	-
New York City Unincorporated Business Tax payable (Note 2)	21,615	-
Accrued expenses	1,125	-

Total liabilities	279,177	11,754

Commitments and Contingencies (Notes 3, 4 and 6)

Members’ Equity (Page 4)	38,591,533	47,156,115

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$38,870,710	$47,167,869

See accompanying notes to the financial statements.

FLEXFIN, LLC

STATEMENTS OF INCOME AND MEMBERS’ EQUITY

	YEARS ENDED
	SEPTEMBER 30,
	2023	2022

Option extension fee income (Notes 1, 2 and 7)	$4,384,908	$3,855,350

Operating Expenses:
Origination and servicing fee (Note 4)	630,007	-
Appraisal, legal and accounting fees	95,861	33,578
Insurance (Note 4)	51,696	-
Advertising and trade shows	3,585	87,253
Office expenses and fees	700	2,513
Travel	-	62,213

Total Operating Expenses	781,849	185,557

Income from operations before New York City Unincorporated Business Tax	3,603,059	3,669,793

New York City Unincorporated Business Tax (Note 2)	32,703	16,716

Net Income (Page 5)	3,570,356	3,653,077

Members’ equity - beginning	47,156,115	2,428,655

Contributions from member (Note 5) (Page 5)	13,712,934	54,175,707

Distributions to member (Note 5) (Page 5)	(25,847,872)	(13,101,324)

MEMBERS’ EQUITY - END (Page 3)	$38,591,533	$47,156,115

See accompanying notes to the financial statements.

FLEXFIN, LLC

STATEMENTS OF CASH FLOWS

	YEARS ENDED
	SEPTEMBER 30,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (Page 4)	$3,570,356	$3,653,077
Adjustments To Reconcile Net Income To Net Cash
Provided By (Used For) Operating Activities:
(Increase) Decrease In Current Assets:
Restricted inventory	8,267,064	(44,637,774)
Prepaid expenses	9,460	(9,460)
Increase (Decrease) In Current Liabilities:
Due to related parties	156,399	(59,591)
Option extension fees received in advance	88,284	-
New York City Unincorporated Business Tax payable	21,615	-
Accrued expenses	1,125	-

Total Adjustments	8,543,947	(44,706,825)

Net Cash Provided By (Used For) Operating Activities	12,114,303	(41,053,748)

CASH FLOWS FROM FINANCING ACTIVITIES:
Contributions from member (Page 4)	13,712,934	54,175,707
Distributions to member (Page 4)	(25,847,872)	(13,101,324)

Net Cash Provided By (Used For) Financing Activities	(12,134,938)	41,074,383

Net Increase (Decrease) In Cash In Bank	(20,635)	20,635

Cash In Bank - Beginning	20,635	-

CASH IN BANK - END (Page 3)	$-	$20,635

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

Taxes Paid	$10,504	$27,300

See accompanying notes to the financial statements.

FLEXFIN, LLC

NOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 2023

NOTE 1 – ORGANIZATION AND NATURE OF BUSINESS

FlexFIN, LLC (“The Company”), a Delaware limited liability company organized in July 2021, is a purchaser of gemstones and jewelry with repurchase options. Option extension fees are charged to the sellers in order to extend those repurchase options in increments of one, two, or three months. In certain circumstances inventory items may be sold to third parties. The Company does business with both domestic and international entities in the diamond and jewelry business.

The Company purchases gemstones and jewelry via purchase and sale agreements which contain repurchase options in favor of the sellers. While a repurchase option is active, the Company is prohibited from selling the related inventory, except that some of the inventory may be sold at an agreed upon minimum price (Note 3). The seller must pay an option extension fee in order to maintain the repurchase option. Once an item is no longer subject to a repurchase option the Company may sell it on its own terms. The majority of the Company’s operations are located in the New York metropolitan area, while most of its revenue is from clients in Belgium.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

Cash in Bank

The Company maintains a cash balance in one financial institution, which from time to time may be in excess of the Federally insured amount of $250,000. The Company has not experienced losses in this account.

Accounts Receivable, Revenue Recognition and Contracts with Customers

The Company generates revenues from option extension fees collected on asset repurchase option contracts with the sellers. Terms of purchases of inventory are detailed in the purchase contracts. Sellers of inventory to the Company pay monthly option extension fees to maintain the right to repurchase inventory assets sold to the Company. The option extension fee on each contract is calculated as a percentage of the purchase price with rates agreed upon in each transaction. Rates have typically been 0.667% to 1.667% per month, but management reserves the right to raise the fee rates on future contracts. Option extension fee income is paid by the seller at the beginning of each option extension period and is nonrefundable. Income is therefore recognized when the purchase is consummated, upon receipt of the goods and disbursement of funds by the Company. When a repurchase option is exercised by a seller the transaction is recognized as a return of inventory.

At September 30, 2023 and 2022 the Company had no accounts receivable.

FLEXFIN, LLC

NOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 2023

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income Taxes

As a limited liability company, the Company is treated as a partnership for Federal, New York State, and New York City income tax purposes. Accordingly, any income or loss is reported on the members’ respective income tax returns based on their proportionate share of ownership. Limited liability companies are however subject to New York City Unincorporated Business Tax when New York City business income exceeds a certain amount.

The Company’s tax filings are subject to audit by various taxing authorities. The Company’s Federal, New York State and New York City income tax returns for the years ended December 31, 2022 and 2021 remain open to examination by relevant Internal Revenue Service and New York State and City taxing authorities. In evaluating the Company’s tax provisions and accruals, the Company and its members believe that their estimates are appropriate based on current facts and circumstances.

New York State Pass-Through Entity Tax (PTET)

New York State has enacted a new pass-through entity tax (PTET) for years beginning on or after January 1, 2021. The PTET is an optional tax that pass-through entities may elect annually and allows a pass-through entity to pay state-level taxes on business income and claim a corresponding Federal deduction which in turn permits the individual members to maximize their eligible deductions subject to the state and local tax (SALT) cap. The Company did not elect to pay PTET for the tax years beginning January 1, 2023 and 2022 and does not expect to make the election in the future.

Tax Related Penalties and Interest

The Company’s policy is to record interest expense and penalties assessed by taxing authorities in operating expenses. For the years ended September 30, 2023 and 2022 there was no interest and penalties expense recorded and no accrued interest and penalties.

FLEXFIN, LLC

NOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 2023

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Inventory

Restricted, and when applicable unrestricted, inventory is stated at the lower of cost or net realizable value.

NOTE 3 – RESTRICTED INVENTORY

Items purchased and subject to seller repurchase options are reported as restricted inventory. The purchase contracts that establish the seller repurchase options state whether the items purchased by the Company can be sold for a specified minimum price, or the Company is prohibited from selling the items (Note 1). Management monitors the inventory to ascertain that the value of items is always well above its cost. Should the value of an item decline below cost management will require the conveyor to provide additional goods.

At September 30, 2023 and 2022 restricted inventory which is restricted by the minimum sale price criteria during the repurchase option period totaled $4,009,834 and $6,933,986 at cost, respectively. At September 30, 2023 and 2022 restricted inventory, which is completely restricted from being sold during the repurchase option period, totaled $34,860,876 and $40,203,788 at cost, respectively.

Should a restricted inventory item no longer be subject to an active seller repurchase option it is classified as inventory held for sale. At September 30, 2023 the Company has no items held for sale.

NOTE 4 – RELATED PARTY TRANSACTIONS

Office and Administrative Support

Office and administrative support is provided by Kwiat Enterprises, LLC, an entity that has common ownership with a member. During the year ended September 30, 2022 Kwiat Enterprises, LLC provided these services at no cost to the Company. Effective January 1, 2023 the Company entered an agreement with Kwiat Enterprises, LLC to pay an Origination & Servicing Fee (“the fee”) to compensate for work done on behalf of the Company. A one-time lump sum amount totaling $352,408 was paid for services rendered in the calendar year 2022.

FLEXFIN, LLC

NOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 2023

NOTE 4 – RELATED PARTY TRANSACTIONS (Continued)

The fee applies only to purchase agreements where the net annualized rate of return meets or exceeds 12%. The fee is equal to 1% per year of the asset purchase price, it is accrued monthly and invoiced quarterly. During the year ended September 30, 2023 the Company paid origination and servicing fees totaling $630,007 to Kwiat Enterprises, LLC, of which $371,470 was for the year ended September 30, 2023 and $258,537 was for the year ended September 30, 2022.

Insurance

The Company has insurance coverage as an additionally insured party on the block policy of Kwiat Enterprises, LLC. Kwiat Enterprises, LLC charged the Company for a portion of the policy cost. During the year ended September 30, 2023 the Company paid $51,696 for insurance expense.

Sales and Purchases

During the years ended September 30, 2023 and 2022 the Company received option extension fee income from related parties totaling $255,829 and $1,653,318, respectively. There were no purchases from related parties during the years ended September 30, 2023 and 2022.

Due From / Due To Related Parties

At September 30, 2023 and 2022 amounts payable to Kwiat Enterprises, LLC, an entity that has common ownership with a member, totaled $168,153 and $11,754, respectively, representing costs paid on behalf of the Company. There were no amounts receivable from any related entities.

NOTE 5 – CONTRIBUTIONS FROM AND DISTRIBUTIONS TO A MEMBER

During the years ended September 30, 2023 and 2022 PhenixFIN Corp., a member of the Company, contributed capital to the Company totaling $13,712,934 and $54,175,707, respectively. PhenixFIN Corp. also received distributions from the company during the years ended September 30, 2023 and 2022 totaling $25,847,872 and $13,101,324, respectively.

FLEXFIN, LLC

NOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 2023

NOTE 6 – COMMITMENTS AND CONTINGENCIES

Due to the repurchase options, the Company is contractually obligated not to sell inventory, or to sell it at prices that equal or exceed agreed upon minimum prices, while the sellers are entitled to exercise their repurchase options. Upon the exercise of a repurchase option the Company is committed to return the item or items relevant to that seller’s repurchase option in exchange for a full return of the purchase amount that it paid and all fees. Upon expiration of a repurchase option the Company is clear of that commitment and may market the relevant inventory item or items to third parties on its own terms.

NOTE 7 – CONCENTRATIONS OF RISK

Major Sellers

The Company is introduced to sellers primarily through managers’ industry reputations and network connections, as well as advertising. Management has decades’ long business relationships with the sellers, stemming from prior business ventures. This may result in the Company earning a substantial portion of its revenue from relatively few Sellers in any given period. Revenue derived from these contracts may at times exceed 10% of the Company’s total revenue.

During the year ended September 30, 2023 one seller accounted for 63% of option extension fee income. During the year ended September 30, 2022 two interrelated sellers accounted for 43% and 41% of option extension fee income.

NOTE 8 – SUBSEQUENT EVENTS

In preparing the financial statements, the Company has evaluated events and transactions for potential recognition or disclosure through December 6, 2023, the date that the financial statements were available to be issued.